EXHIBIT 18.1

November 12, 2004

Board of Directors of Rayovac Corporation

Atlanta, Georgia

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Rayovac Corporation (the Company) and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2004, and have issued our audit report thereon dated November 12, 2004. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the year ended September 30, 2004. As discussed in Note 2(i) to those financial statements, the Company changed its method of accounting for potential goodwill impairment under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, by changing the date as of which it will perform its annual testing for goodwill impairment from October 1 to August 31 of each year. Also, in Note 2(i), the Company states that the newly adopted accounting principle is preferable in the circumstances because choosing August 31 as the evaluation date provides more time prior to the fiscal year-end to complete impairment testing and to report the impact of the impairment tests in the Company’s annual filing on Form 10-K. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP